Exhibit 15

The Allstate Corporation
2775 Sanders Road
Northbrook, IL 60062-6127

    We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of The Allstate Corporation and subsidiaries for the periods ended March 31, 2001 and 2000, June 30, 2001 and 2000, and September 30, 2001 and 2000, as indicated in our reports dated May 11, 2001, August 10, 2001 and November 9, 2001, respectively; because we did not perform an audit, we expressed no opinion on that information.

    We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 are being used in this Registration Statement.

    We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP

Chicago, Illinois
November 13, 2001